Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Bitcoin Depot, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share(1)	Rule 457(c)	N/A	N/A	N/A	N/A	N/A

Fees Previously Paid	Equity	Class A common stock, par value $0.0001 per share(1)	Rule 457(c)	79,185,345(2)	$3.20	$228,874,486.40	.000011020	$25,221.97(1)

Fees to Be Paid	Equity	Class A common stock underlying Warrants(1)	Rule 457(g)	N/A	N/A	N/A	N/A	N/A

Fees Previously Paid	Equity	Class A common stock underlying Warrants(1)	Rule 457(g)	43,848,750(3)	$11.50(6)	$504,260,625.00	.000011020	$55,569.52 (1)

Fees to Be Paid	Equity	Warrants to purchase Class A common stock	Rule 457(g)	N/A	N/A	N/A	N/A	N/A

Fees Previously Paid			Rule 457(g)	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$733,135,111.40		$80,791.49

	Total Fees Previously Paid							$80,791.49

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

On February July 17, 2023, the securities summarized in the table above were registered for sale or resale by the selling securityholders named in the registration statement (Registration No. 333-273287). In connection therewith, a registration fee of $80,791.49 was paid by the registrant.

In the event of a stock split, stock dividend or other similar transaction involving the registrant’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), the number of shares of common stock registered hereby shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416(a) under the Securities Act.

(2)

Consists of (i) 6,927,016 shares of Class A common stock; (ii) 1,075,761 shares of Class A common stock issuable upon the vesting and conversion of the Company’s Class E common stock, par value $0.0001 per share; (iii) 59,100,000 shares of Class A common stock issuable upon redemption of the 59,100,000 units of BT HoldCo LLC (“BT HoldCo”) held directly by BT Assets, Inc. as of the Closing (as defined in the prospectus forming a part of this registration statement (the “prospectus”); (iv) 4,300,000 shares of Class A common stock issuable upon conversion of the Series A Preferred Stock (as defined in the prospectus); (v) 120,500 shares of Class A common stock issuable upon exercise of the restricted stock units issued at Closing to Scott Buchanan.

(3)

Represents shares of Class A common stock issuable upon the exercise of (i) 31,625,000 warrants to purchase Class A common stock originally sold as part of the units issued in the initial public offering (the “IPO”) of GSR II Meteora Acquisition Corp. (the “Public Warrants”) and (ii) 12,223,750 warrants to purchase Class A common stock issued in a private placement simultaneously with the closing of the IPO (the “Private Placement Warrants”).

(4)	Consists of 12,223,750 Private Placement Warrants.
(5)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A common stock on the Nasdaq Stock Market on Auguust 13, 2024 ($1.655 per share of Class A common stock). This calculation is in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”).

(6)	Represents the exercise price of the Private Placement Warrants.
(7)

In accordance with Rule 457(g), the entire registration fee for the Private Placement Warrants is allocated to the shares of common stock underlying the Private Placement Warrants, and no separate fee is payable for the Private Placement Warrants.